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                                                                    Exhibit 11.1

                                 VIDEOTRON LTEE

        CODE OF ETHICS FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER AND
                         THE SENIOR FINANCIAL OFFICERS

This Code of Ethics for the Chief Executive Officer and the Senior Financial Officers has been adopted by the Board of Directors of Videotron ltee (the "COMPANY") to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports (including the quarterly and annual consolidated financial statements), and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibilities. As used in this Code of Ethics, the term "SENIOR FINANCIAL OFFICERS" means the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President, Finance and Operations, the Vice President, Control, the Controller and persons performing similar functions in the Company. This Code of Ethics is intended to supplement the other policies or Code of Ethics of the Company.

In performing his or her duties, each of the Senior Financial Officers must:

          1. engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          2. avoid conflicts of interest and disclose promptly to the Vice President, Legal Services and Secretary of the Company any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

          3. take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries, their customers and suppliers obtained or created in the normal course of their activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

          4. provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or other regulators and in other public communications made by the Company or its subsidiaries;

          5. comply and take all reasonable actions to cause the Company to comply with applicable laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company or its subsidiaries is a member; and

          6. promptly report violations of this Code of Ethics to the Vice President, Legal Affairs and Secretary.

Senior Financial Officers must also comply with all other policies applicable to the Company's directors, officers and employees generally.


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Failure to observe the terms of this Code of Ethics may result in disciplinary action, including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the persons concerned and/or the Company.

Any questions regarding the best course of action in a particular situation should be directed promptly to the Vice President, Legal Affairs and Secretary. Any person may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

Any request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Board of Directors or the Audit Committee of the Company. Any waiver of this Code of Ethics will be disclosed in accordance with the rules promulgated by the Securities and Exchange Commission or any relevant stock exchange rules.


Adopted on October 9, 2003
by the Board of Directors of Videotron ltee


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I, the undersigned, _____________, hereby undertake to comply with this Code of
Ethics.


Signed in __________, this __________ day of ______________




___________________________________
Name:
Title: